1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release
Knoll Reports Strong Operating Margins and Profits
EAST GREENVILLE, PA, October 21, 2015 -- Knoll, Inc. (NYSE: KNL) today announced results for the third quarter ended September 30, 2015. Net sales were $263.6 million for the third quarter, a slight decrease of 1.8%, or 0.2% on a constant currency basis from the third quarter of 2014. Operating profit for the quarter increased to $28.7 million, when compared to operating profit of $23.3 million in the third quarter of 2014. Adjusted operating profit for the quarter was $29.1 million, a 24.4% increase from the third quarter of 2014. Net earnings for the third quarter of 2015 were $17.9 million, an increase of 14.7% when compared to the third quarter of 2014. Diluted earnings per share was $0.37 for the quarter compared to $0.33 per share in the third quarter of 2014. Adjusted diluted earnings per share was $0.38 in the third quarter of 2015.
"We are very pleased to be reporting the highest level of quarterly operating profits since 2008," commented Andrew Cogan, CEO. "We remain on track to deliver the upper end of our full year goal of improving operating margins by 100-200 basis points. While sales on a constant currency basis were flat against prior year as we faced some difficult large project comps in our Middle East business, orders and forward indicators are encouraging."
Third Quarter Results
Third quarter 2015 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Three Months Ended		Percent
	9/30/2015	9/30/2014	Change
Net Sales	$263.6	$268.3	(1.8)%
Gross Profit	101.2	95.0	6.5%
Gross Profit %	38.4%	35.4%	8.5%
Operating Expenses	72.5	71.6	1.3%
Operating Profit	28.7	23.3	23.2%
Operating Profit %	10.9%	8.7%	25.3%
Adjusted Operating Profit (1)	29.1	23.4	24.4%
Adjusted Operating Profit % (1)	11.1%	8.7%	27.6%
Net Earnings	17.9	15.6	14.7%
Earnings Per Share - Diluted	0.37	0.33	12.1%
Adjusted Earnings Per Share - Diluted (1)	0.38	0.33	15.2%
(1) See Reconciliation of Non-GAAP Financial Measures below.
Net sales for the Office segment were $160.8 million during the third quarter of 2015, a decrease of 3.6%, or 2.8% on a constant currency basis, when compared to the third quarter of 2014. Strength in Commercial and Government sales did not fully offset a couple of large international projects in the prior year. Net sales for the Studio segment were $75.0 million during the third quarter of 2015, an increase of $2.8 million, or 3.8%, when compared to the third quarter of 2014. On a constant currency basis, Studio segment sales increased by 7.6%. The increase in constant currency sales in the Studio segment was spread across all our Studio segment businesses including Holly Hunt. Net sales for the Coverings segment were

$27.8 million, a decrease of 4.9%, or 4.0% on a constant currency basis, when compared to the third quarter of 2014. The decrease in sales in the Coverings segment was attributable to lower leather sales to aviation and OEM suppliers, offset by strong growth in our felt and textiles businesses.
Gross profit for the third quarter of 2015 was $101.2 million, an increase of $6.2 million, or 6.5%, when compared to the third quarter of 2014. Gross Margin (gross profit as a percentage of net sales) increased to 38.4% during the third quarter of 2015 from 35.4% in the third quarter of 2014. The increase in gross margin was driven by the mix of business, as well as foreign exchange benefits and operational improvements plus net price realization.
Operating expenses were $72.5 million, or 27.5% of net sales, compared to $71.6 million, or 26.7% of net sales, in the third quarter of 2014. During the third quarter of 2015, we closed a HOLLY HUNT® showroom in Brazil, which was opened prior to our acquisition. This action resulted in $0.4 million of restructuring charges in the Studio segment. These charges primarily relate to cash severance and employment termination related expenses.
Operating profit for the third quarter of 2015 was $28.7 million, or 10.9% of net sales, an increase of $5.4 million, or 23.2%, when compared to the third quarter of 2014. Adjusted operating profit was $29.1 million, or 11.1% of net sales for the third quarter of 2015 compared to $23.3 million, or 8.7% of net sales in the third quarter of 2014. Operating profit for the Office segment was $11.1 million in the third quarter of 2015, an increase of $2.8 million, or 33.2%, when compared to the third quarter of 2014. Office segment operating margins increased year over year from 5.0% to 6.9%. Operating profit for the Studio segment was $11.3 million in the third quarter of 2015, an increase of $2.2 million, or 24.2%, when compared to the third quarter of 2014. Studio segment operating margins increased year over year from 12.6% to 15.1%. Adjusted operating margin for the Studio segment in the third quarter of 2015 was 15.7%. Operating profit for the Coverings segment was $6.3 million for the third quarter of 2015, an increase of $0.4 million, or 6.8%, when compared to the third quarter of 2014. Coverings segment operating margins increased year over year from 20.4% to 22.5% for the third quarter of 2015.
During the third quarter of 2015 and 2014, other income was $1.8 million and $3.3 million, respectively. Foreign exchange gains during the third quarter of 2015 were $1.7 million compared to $3.2 million in the third quarter of 2014.
The mix of pretax income and the varying effective tax rates in the countries in which we operate directly affects our consolidated effective tax rate. The effective tax rate was 38.0% for the third quarter of 2015, as compared to 36.9% for the same period last year.
Net earnings for the third quarter 2015 were $17.9 million, or $0.37 diluted earnings per share, compared to $15.6 million, or $0.33 per share, for the third quarter of 2014. Adjusted diluted earnings per share was $0.38 for the quarter compared to $0.33 per share in the third quarter of 2014.
During the third quarter of 2015 and 2014, cash provided by operations was $30.7 million and $33.4 million, respectively. Capital expenditures for the period totaled $7.2 million compared to $14.3 million in the comparable period for 2014. During the third quarter of 2015 and 2014, the Company paid a quarterly dividend of $5.7 million, or $0.12 per share.
“The combination of improved profitability and reduced debt levels has driven our leverage ratio to under 2.0X.  We remain comfortably in compliance with all debt covenant requirements,” commented Craig B. Spray, SVP & CFO.

Business Segment Results
The following information categorizes the Company's results into its defined reporting segments.
The Office segment serves corporate, government, healthcare, retail and other customers in the United States and Canada providing a portfolio of office furnishing solutions including office systems, seating, storage, tables, desks and KnollExtra® ergonomic accessories. The Office segment also includes international sales of our North American office products. The Studio segment includes KnollStudio®, Knoll Europe which sells primarily KnollStudio products, Richard Schultz® Design, and HOLLY HUNT®. The Coverings segment includes, KnollTextiles®, Spinneybeck®, Edelman® Leather, and Filzfelt™. These businesses serve a wide range of customers offering high quality textiles and leather.

	Three Months Ended September 30,
Net Sales (in millions)	2015	2014
Office	$160.8	$166.8
Studio	75.0	72.2
Coverings	27.8	29.3
Total Net Sales	$263.6	$268.3

	Three Months Ended September 30,
Operating Profit (in millions)	2015	2014
Office	$11.1	$8.3
Studio	11.3	9.1
Coverings	6.3	5.9
Total Operating Profit	$28.7	$23.3

Reconciliation of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") in the statements of income, balance sheets, or statements of cash flow of the company. Pursuant to applicable reporting requirements, the company has provided reconciliations below of non-GAAP financial measures to the most directly comparable GAAP measure.
The non-GAAP financial measures presented within the company's earnings release are Net Sales, Adjusted, Last Twelve Months ("LTM") Adjusted EBITDA, Adjusted Operating Profit and Adjusted Earnings Per Share - Diluted. These non-GAAP measures are not indicators of our financial performance under GAAP and should not be considered as an alternative to the applicable GAAP measure. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using non-GAAP measures only supplementally.
The following table reconciles Net Sales, Adjusted to GAAP Net Sales for the periods indicated.

	Office	Studio	Coverings	Knoll, Inc.
Q3 2015 Net Sales	$160.8	$75.0	$27.8	$263.6
Currency translation effects (1)	1.3	2.7	0.3	4.3
Q3 2015 Net Sales, Adjusted	162.1	77.7	28.1	267.9

Q3 2014 Net Sales	166.8	72.2	29.3	268.3

Adjusted Growth / (Decline) $	$(4.7)	$5.5	$(1.2)	$(0.4)
Adjusted Growth / (Decline) %	(2.8)%	7.6%	(4.0)%	(0.2)%
(1) Currency translation effects represent the estimated net impact of translating current period sales using the average exchange rates applicable to the comparable prior year period.
The following table reconciles Adjusted Operating Profit to GAAP Operating Profit for the periods indicated.

	Three Months Ended
	9/30/2015	9/30/2014
Operating Profit	$28.7	$23.3
Add back:
Acquisition related expenses	—	0.1
Restructuring charges	0.4	—
Adjusted Operating Profit	$29.1	$23.4
Net Sales	$263.6	$268.3
Adjusted Operating Profit %	11.1%	8.7%

The following table reconciles Adjusted Operating Profit to GAAP Operating Profit for the Studio Segment for the period indicated.

Three Months Ended
9/30/2015
Operating Profit	$11.3
Add back:
Restructuring charges	0.4
Adjusted Operating Profit	$11.7
Net Sales	$75.0
Operating Profit %	15.1%
Adjusted Operating Profit %	15.7%

The following table reconciles Adjusted Earnings Per Share - Diluted to GAAP Earnings Per Share - Diluted for the periods indicated.

	Three Months Ended
	9/30/2015	9/30/2014
Earnings per Share - Diluted	$0.37	$0.33
Add back:
Restructuring charges	0.01	—
Adjusted Earnings per Share - Diluted	$0.38	$0.33

The following table illustrates the computation of our bank leverage calculation and is in accordance with our Second Amended and Restated Credit Agreement dated May 20, 2014.

	9/30/2014		12/31/2014		3/31/2015	6/30/2015	9/30/2015
Debt Levels (1)	$283.7		$275.5		$316.7	$290.7	$274.2
LTM Net Earnings ($mm)	34.8		46.6		56.2	62.6	64.8
LTM Adjustments
Interest	6.3		6.7		6.9	6.8	6.6
Taxes	21.8		29.2		35.0	37.2	39.1
Depreciation and Amortization	18.6		20.0		20.6	21.1	21.2
Non-cash items and Other (2)	22.1		11.9		5.7	3.3	6.0
LTM Adjusted EBITDA	$103.6	(4)	$114.4	(4)	$124.4	$131.0	$137.7
Bank Leverage Calculation (3)	2.74		2.41		2.55	2.22	1.99

(1) Outstanding debt levels include outstanding letters of credit and guarantee obligations. Excess cash over $15.0 million reduces outstanding debt per the terms of our credit facility, a copy of which was filed with the Securities and Exchange Commission on May 21, 2014.

(2) Non-cash items and Other includes, but is not limited to, a pension settlement and other postretirement benefit curtailment, stock-based compensation expenses, unrealized gains and losses on foreign exchange, and restructuring charges.

(3) Debt divided by LTM Adjusted EBITDA, as calculated in accordance with our credit facility.

(4) Includes an annualized proforma EBITDA for HOLLY HUNT, which was acquired on February 3, 2014.

Conference Call Information
Knoll will host a conference call on Wednesday, October 21, 2015 at 10:00 A.M. EST to discuss its financial results.
The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".
The conference call may also be accessed by dialing:
North America     866 510-0712
International     617 597-5380
Passcode      354 225 68
A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website. In addition, an audio replay of the conference call will be available through October 29, 2015 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 98364913).
Discover Knoll
Knoll is recognized internationally for workplace and residential design that inspires, evolves and endures. Our portfolio of furniture, textile, leather and accessories brands, including Knoll, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck, FilzFelt, Edelman Leather, and HOLLY HUNT, reflects our commitment to modern design that meets the diverse requirements of high performance offices and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve Leadership in Energy and Environmental Design (LEED) workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals, and our expectations with respect to leverage. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our success in designing and implementing our new enterprise resource planning system, our ability to successfully integrate acquired businesses, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts
Investors:
Craig B. Spray
Senior Vice President and Chief Financial Officer
Tel 215 679-1752
cspray@knoll.com
Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$263,588	$268,297	$798,708	$763,841
Cost of sales	162,381	173,335	501,001	495,007
Gross profit	101,207	94,962	297,707	268,834
Selling, general, and administrative expenses	72,062	71,647	218,008	211,202
Restructuring charges	441	—	441	795
Operating profit	28,704	23,315	79,258	56,837
Interest expense	1,650	1,899	5,386	5,514
Other (income) expense, net	(1,757)	(3,294)	(8,714)	(3,098)
Income before income tax expense	28,811	24,710	82,586	54,421
Income tax expense	10,950	9,113	30,068	20,151
Net earnings	17,861	15,597	52,518	34,270
Net earning (loss) attributable to noncontrolling interests	28	(31)	3	(39)
Net earnings attributable to Knoll, Inc. stockholders	$17,833	$15,628	$52,515	$34,309

Earnings per share attributable to Knoll, Inc. stockholders:
Basic	$0.37	$0.33	$1.10	$0.73
Diluted	$0.37	$0.33	$1.08	$0.71

Weighted-average shares outstanding:
Basic	47,764,462	47,376,605	47,725,186	47,314,810
Diluted	48,487,623	48,072,632	48,441,129	48,032,710

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,757	$19,021
Customer receivables, net	93,145	114,551
Inventories	148,509	140,835
Prepaid and other current assets	37,479	37,412
Total current assets	288,890	311,819
Property, plant, and equipment, net	166,013	165,019
Goodwill and Intangible assets, net	379,557	382,657
Other non-current assets	7,800	9,448
Total Assets	$842,260	$868,943
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$10,000	$10,000
Accounts payable	67,183	114,914
Other current liabilities	101,538	106,860
Total current liabilities	178,721	231,774
Long-term debt	247,500	248,000
Other non-current liabilities	177,299	175,951
Total liabilities	603,520	655,725
Total equity	238,740	213,218
Total Liabilities and Equity	$842,260	$868,943

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2015	2014
Net earnings	$52,518	$34,270
Cash Flows provided by Operating Activities	38,163	64,716
Cash Flows used in Investing Activities	(19,837)	(125,656)
Cash Flows (used in) provided by Financing Activities	(23,985)	66,141
Effect of exchange rate changes on cash and cash equivalents	(3,605)	(1,527)
(Decrease) increase in cash and cash equivalents	(9,264)	3,674
Cash and cash equivalents at beginning of period	19,021	12,026
Cash and cash equivalents at end of period	$9,757	$15,700